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[Investor Contact:  781-622-1111]                           Exhibit 99.1
[Media Contact:  781-622-1252]

                 THERMO FIBERTEK ANNOUNCES DETAILS OF SPIN-OFF

WALTHAM, Mass., July 10, 2001 - Thermo Fibertek Inc. (ASE:TFT) announced today that the board of directors of Thermo Electron Corporation (NYSE:TMO), which owns approximately 91 percent of Thermo Fibertek common stock, has approved the spinoff of Thermo Fibertek as a dividend to Thermo Electron shareholders. On August 8, 2001, Thermo Electron will distribute all of its shares of Thermo Fibertek to Thermo Electron shareholders of record on July 30, 2001. Immediately after the planned distribution, Thermo Electron will no longer own shares of Thermo Fibertek (to be renamed Kadant Inc., effective July 12, 2001).

Thermo Electron expects to distribute approximately .0611 shares of Kadant common stock (taking into account a reverse stock split that takes effect this Thursday, July 12, 2001) for each share of Thermo Electron common stock. The final ratio will be based on the actual number of Thermo Electron shares outstanding on the July 30 record date and the actual number of Kadant shares held by Thermo Electron on the August 8 distribution date. Thermo Electron shareholders entitled to the dividend will receive stock certificates for whole shares of Kadant common stock and cash payments for any fractional shares.

Kadant expects to file with the U.S. Securities and Exchange Commission a preliminary information statement containing details of the distribution and information about Kadant as an exhibit to a current report on Form 8-K on or about July 12, 2001. On the distribution date, Thermo Electron will mail a definitive information statement to Thermo Electron shareholders entitled to receive the dividend, together with stock certificates representing the distributed shares.

Kadant Inc. is a leading supplier of a range of products and systems for the global papermaking and paper-recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermaking accessories. Through its majority-owned Thermo Fibergen subsidiary, the company also develops and commercializes composite building materials produced from natural fiber and recycled plastic.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the year ended December 30, 2000. These include risks and uncertainties relating to: the company's dependence on the paper industry and pulp and paper prices, international operations, competition, ability to enter the composites market, dependence on patents and proprietary rights, acquisition strategy, fluctuations in quarterly operating results, and the proposed spinoff of the company.